UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 ____________________________________________
FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):               December 14, 2015

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Joy Global Inc.
(Exact name of Registrant as Specified in Its Charter)
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Delaware	001-09299	39-1566457
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 E. Wisconsin Avenue, Suite 2780,
Milwaukee, WI 53202
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:
414-319-8500

Former name or former address, if changed since last report:
Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 14, 2015, Joy Global Inc. (the “Company”), entered into the third amendment to its Second Amended and Restated Credit Agreement, dated as of July 29, 2014, along with certain of its domestic subsidiaries, as Guarantors, Bank of America, N.A., as Administrative Agent, and the lenders party thereto (as amended, the “Credit Agreement”). The amendment to the Credit Agreement increased the consolidated leverage ratio from its current limit of 3.0x beginning in the second quarter of fiscal 2016 and continuing through the first quarter of fiscal 2018, with a maximum ratio of 4.5x for the fourth quarter of fiscal 2016 through the second quarter of fiscal 2017. The amendment also reduced the aggregate revolving commitments of the lenders from $1.0 billion to $850 million and added a letter of credit sublimit of $500 million. In addition, the Company also agreed to limit priority debt (secured indebtedness and the unsecured indebtedness of the Company’s foreign subsidiaries) to 10% of consolidated net worth and to limit cash dividends to $25.0 million per year in the aggregate. The Company may continue to request an increase of up to $250.0 million of additional aggregate revolving commitments, subject to the terms and conditions contained in the Credit Agreement.

On December 14, 2015, the Company also entered into the third amendment to its Amended and Restated Credit Agreement, dated as of July 29, 2014, along with certain of its domestic subsidiaries, as Guarantors, Bank of America, N.A., as Administrative Agent, and the lenders party thereto (as amended, the “Term Loan”). The Term Loan matures on July 29, 2019 and has a balance of $375.0 million. The Term Loan amendment revised certain provisions of the Term Loan in order to be consistent with the revolving Credit Agreement, including with respect to the maximum leverage ratio and restrictions on priority debt and dividends. The Term Loan requires quarterly principal payments beginning December 31, 2015 and contains terms and conditions that are the substantially similar to the terms and conditions of the Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOY GLOBAL INC.
Date: December 18, 2015	By:	/s/ Matthew S. Kulasa
Matthew S. Kulasa
Vice President, Controller and Chief Accounting Officer
(Principal Accounting Officer)